                                                                   Exhibit 10.07


                                MICHAEL J. MENDES

                    LONG TERM INCENTIVE COMPENSATION PROGRAM

                             AS AMENDED MARCH 2005

This Long Term Incentive Compensation Program is entered into between Diamond of California, hereinafter referred to as "Company" and Michael J. Mendes, hereinafter referred to as M. Mendes and contains the following mutually agreed to covenants and promises.

I. The Company will commit to provide M. Mendes on his retirement, at a minimum age of 50 or at his election anytime later up to age 65, a long term compensation fund to be paid him, or his designated beneficiary, in equal installments over a ten (10) year period commencing with his date of retirement. This long term incentive fund will be determined in the following manner:

      A. One million dollars ($1,000,000.00) base amount at the beginning of this commitment in 2001.

      B. Annual additions to the base amount computed at 7% of the balance on the preceding anniversary date, or at the percentage payable on ten
            (10) year government bonds at the new anniversary date, plus one hundred fifty (150) basis points, whichever is higher.

      C. Payments made under these terms will be in addition to any other retirement benefits owing to M. Mendes by the Company as regularly earned.

II. In the event of M. Mendes' death or disability prevent him from continuing to deliver an effective performance as President/CEO, the fund, as described in Paragraph I hereinabove, shall be payable (a) to his designated beneficiary effective the day of his death, or (b) to M. Mendes in the event of his permanent disability, effective the day the permanent disability is certified. This fund will be payable in equal installments over a ten (10) year period effective the date of either event.

      A. Payments made under these terms shall be in addition to any other death or disability benefit(s) owed to M. Mendes by the Company or his beneficiary as regularly provided.

III. Should the Company ever convert any part or all of its business operations to a for-profit company with publicly traded equity shares during M. Mendes's employment as President/CEO, options to acquire such publicly traded shares may be granted to M. Mendes by the Board of Directors in such quantities and at such exercise price or prices as may be mutually acceptable to the Board and M. Mendes, with a proviso that the option cannot be exercised until M. Mendes is (a) eligible to receive payments authorized under Paragraph I hereinabove; and (b) that the total value assigned by the Board of Directors to the publicly traded shares eligible to be acquired under his option will be deducted from the aggregate fund described in Paragraph I hereinabove.


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IV.   In the event M. Mendes is terminated from his position as President/CEO by the Board of Directors for any reason other than "Just Cause", the designated long term compensation fund amount for time in service found in Paragraph 1 A-B-C hereinabove shall become immediately available, with the date of termination being the effective date. These long term compensation funds shall constitute full payment of compensation owing upon his termination.

V. At his election, M. Mendes may retire at any time after attaining 50 years of age, but not later than attaining the age of 65 years. Upon his retirement he or his beneficiary will be entitled to full compensation as provided for under Paragraphs I, II and III hereinabove. No addition monies will be added to the long term compensation fund described in Paragraph I hereinabove, after M. Mendes has attained 55 years of age.

VI. Should M. Mendes voluntarily leave Diamond's employment prior to attaining age 50, he will forfeit all rights and benefits as described in the foregoing paragraphs.

VII. All parties to this agreement understand that the obligations incurred by the Company is not secured by any particular assets of the Company, but is an unfounded obligation of the Company.

VIII. This agreement shall be binding upon M. Mendes and his heirs, successors and assigns and upon the Company and its successors and assigns.

IX. No payment hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge and any attempt to so assign or otherwise encumber such payment shall be void.

X.    Calculated Example of Long Term Compensation Funds:

                Year               Base Fund           Annual Increase @ 7%
                ----               ---------           --------------------
                2001               $1,000,000                $ 70,000
                2002                1,070,000                  74,900
                2003                1,114,900                  80,143
                2004                1,225,043                  86,753
                2005                1,402,552                  91,756
                2006                1,500,731                  98,179
                2007                1,605,782                 105,051
                2008                1,708,883                 119,618
                2009                1,828,501                 127,995
                2010                1,956,496                 136,955
                2011                2,093,451                 146,541
                2012                2,239,992

XI. The entire provisions and agreement between the parties has been incorporated in this Agreement and may not be amended except in writing signed by both parties.


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